EXHIBIT 4.4

DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934
As of February 21, 2020, SeaSpine Holdings Corporation (the "Company," "we," "our" and "us") had one classes of securities registered under Section 12 of the Securities Exchange Act of 1934 (the “Exchange Act”): common stock, $0.01 par value per share (“common stock”).
General
The following is a brief description of the rights of our common stock. The description is qualified in its entirety by reference to, and should be read in conjunction with, our Amended and Restated Certificate of Incorporation ("Certificate"), our Amended and Restated Bylaws ("Bylaws"), and the applicable provisions of the Delaware General Corporation Law (the "DGCL"). Our Certificate and Bylaws are filed as exhibits to the Annual Report on Form 10-K of which this exhibit is a part. The Annual Report is filed with the U.S. Securities and Exchange Commission and is publicly available. We encourage you to read our Certificate, our Bylaws and the applicable provisions of the DGCL for additional information.
Authorized Capital
We are authorized to issue up to 60,000,000 shares of common stock and up to 15,000,000 shares of preferred stock, $0.01 par value per share (the “preferred stock”). As of February 21, 2020, no shares of Preferred Stock are outstanding.
The issued and outstanding shares of common stock are duly authorized, validly issued, fully paid and nonassessable.
Rights of Holders of our Common Stock
Dividend Rights. Subject to preferences that may apply to any then outstanding preferred stock, holders of our common stock are entitled to receive dividends, if any, as may be declared from time to time by our board of directors out of legally available funds.
Voting Rights. Each holder of our common stock is entitled to one vote for each share on all matters submitted to a vote of the stockholders, including the election of directors. Our stockholders do not have cumulative voting rights in the election of directors.
Liquidation Rights. In the event of our liquidation, dissolution or winding up, holders of our common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities and the satisfaction of any liquidation preference granted to the holders of any then outstanding shares of preferred stock.
No Preemptive Rights. Holders of our common stock have no preemptive, conversion, subscription or other rights, and there are no redemption or sinking fund provisions applicable to our common stock.
Rights of Preferred Stock May be Senior to Rights of Common Stock. Our board of directors has the authority, without further action by our stockholders, to issue up to 15,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof. These rights, preferences and privileges could include dividend rights, conversion rights, voting rights, terms of redemption, and liquidation preferences, any or all of which may be greater than the rights of the holders of our common stock.
Anti-Takeover Effect Provisions
Certain provisions in our Certificate and in our Bylaws may have an anti-takeover effect, including:
Classified Board. We have a classified board of directors with three-year staggered terms, which may delay the ability of stockholders to change the membership of a majority of our board of directors.
No Cumulative Voting. Our stockholders cannot cumulate their votes in the election of directors, which limits the ability of minority stockholders to elect director candidates.

Filling of Vacancies. Our board of directors have the exclusive right to elect a director to fill a vacancy created by the expansion of our board of directors or by the resignation, death or removal of a director, which prevents stockholders from filling vacancies on our board of directors.
Removing Directors. A director may be removed only for cause and only by the affirmative vote of at least 66 2/3% of the voting power of all the then-outstanding shares of voting stock entitled to vote at an election of directors in accordance with the DGCL, our Certificate and our Bylaws.
Prohibition on Written Consent. Our stockholders are prohibited from acting by written consent, which forces stockholder action to be taken at an annual or special meeting of our stockholders.
Calling Special Meetings. Special meetings of our stockholders may be called only by the chairman of our board of directors, our chief executive officer, our president (in absence of a chief executive officer) or our board of directors, which may delay the ability of our stockholders to force consideration of a proposal or to take action, including the removal of directors.
Advance Notice Procedures. Stockholders must comply with the advance notice procedures in our Bylaws to nominate candidates to our board of directors and to propose matters to be acted upon at a stockholders’ meeting, which may discourage or deter a potential acquirer from soliciting proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of us;
Supermajority Provisions. The affirmative vote of holders of at least 66 2⁄3% of the voting power of all of the then outstanding shares of our voting stock, voting together as a single class, is required to amend or repeal the provisions of our Certificate and of our Bylaws that relate to the matters described above, which may inhibit the ability of an acquirer from amending our Certificate or our Bylaws to facilitate a hostile acquisition.
Bylaw Amendments. Our board of directors, by majority vote, may amend our Bylaws, which may allow our board of directors to take additional actions to prevent a hostile acquisition and inhibit the ability of an acquirer from amending our amended and restated bylaws to facilitate a hostile acquisition.
Preferred Stock. Our board of directors can determine to issue shares of preferred stock and to determine the price and other terms of those shares, including preferences and voting rights, without stockholder approval, which could significantly dilute the ownership of a hostile acquirer.
Additional Authorized Shares of Capital Stock. The shares of authorized common stock and preferred stock available for issuance under our Certificate could be issued at such times, under such circumstances, and with such terms as to impede a change in control.
In addition, we are subject to Section 203 of the DGCL, which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any “business combination” with any “interested stockholder” for three years following the date that such stockholder became an interested stockholder, unless: (i) before such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder; (ii) on consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (a) by persons who are directors and also officers and (b) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or (iii) on or after such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2⁄3% of the outstanding voting stock not owned by the interested stockholder.
The term "business combination" generally includes mergers or consolidations resulting in a financial benefit to the interested stockholder. The term "interested stockholder" generally means any person, other than the corporation and any direct or indirect majority-owned subsidiary of the corporation, who, together

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with affiliates and associates, owns (or owned within three years prior to the determination of interested stockholder status) 15% or more of the outstanding voting stock of the corporation.
Exclusive Forum
Our Certificate provides that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for: (i) any derivative action or proceeding brought on our behalf; (ii) any action asserting a claim of breach of fiduciary duty owed by any of our directors, officers or other employees or our stockholders; (iii) any action asserting a claim arising pursuant to any provision of the DGCL or our amended and restated certificate of incorporation or amended and restated bylaws; or (iv) any action asserting a claim governed by the internal affairs doctrine. Our Certificate also provides that any person or entity purchasing or acquiring any interest in shares of our capital stock shall be deemed to have notice of and to have consented to the provisions described above.
Dissenters' Rights of Appraisal and Payment
Under the DGCL, with certain exceptions, our stockholders have appraisal rights in connection with a merger or consolidation of the Company. Under the DGCL, stockholders who properly request and perfect appraisal rights in connection with such merger or consolidation will have the right to receive payment of the fair value of their shares as determined by the Delaware Court of Chancery.
Listing
The Common Stock is listed on the NASDAQ Global Market under the symbol “SPNE.”
Transfer Agent and Registrar
The transfer agent and registrar for the Common Stock is American Stock Transfer & Trust Company, LLC.

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